Medix  Resources,  Inc.                   360 South Garfield Street, Suite 400

Healthcare  Staffing - Information  Management               Denver,  Colorado


Company  Contact:                Investor  Relations:
Medix  Resources,  Inc.          Lippert/Heilshorn  &  Associates,  Inc.
John  P.  Yeros                  Bruce  Voxx  (bruce@lhal.com)
(303) 393-1515                   (310)  575-4848
                                 Sue  Yeoh  (sue@lhai.com)
                                 (212)  838-3777

           MEDIX RESOURCES REPURCHASES CONVERTIBLE PREFERRED STOCK,
                      EXCHANGES WARRANTS FOR COMMON STOCK

DENVER (April 6, 1998) - Medix Resources, Inc. (Nasdaq: MDX), formerly International Nursing Services, Inc., today announced that is has signed an agreement with two private investors which will allow Medix to repurchase 80 of its outstanding units of convertible preferred stock and warrants from the 1997 private placement for $800,000 at face value over the next five months. This agreement also allows these investors the option to convert to common stock any balance owed in September 1998. Prior to this transaction, there were approximately 100 convertible preferred units outstanding, or $1.0 million of convertible preferred stock, from the 1997 private placement. The 1997 issue of preferred stock allowed investors to convert the preferred stock into common stock at 75% of market price. This agreement eliminates those conversion rights. Also, the convertible preferred stock carries no dividend.

Additionally, the Company today announced it exchanged 1,402,000 warrants from the 1996 and 1997 private placements for 174,500 newly issued shares of the
Company's  common  stock.    Together  with  the  above  repurchase,  these
transactions reduce outstanding warrants by 2,202,000. Prior to these transactions, there were approximately 3.5 million warrants outstanding from the 1996 and 1997 private placements, exercisable at $0.625 and $1.00, respectively. The Company intends to redeem additional warrants issued from the 1996 and 1997 private placements under terms similar to the recently completed exchange.

John P. Yeros, chairman of the Company, stated, "The combination of the warrants exchanged and the warrants repurchased eliminates two-thirds of all of the outstanding warrants from the 1996 and 1997 private placements. It has been our continued objective to simplify our capital structure in an effort to achieve our business initiatives. We believe both the exchange of warrants and the repurchase of convertible preferred stock supports this objective, while at the same time effectively eliminates conversions and share dilution. This agreement is in the best interest of the Company and its shareholders."

Medix  Resources,  Inc.  is a healthcare services company with two synergistic
lines  of  business.    The  Company  provides  skilled  nursing,  therapy,
rehabilitation and other medical personnel for flexible staffing in home care, and in a broad spectrum of healthcare and educational facilities. Through its wholly owned subsidiary, Cymedix Lynx Corporation, the Company also offers Cymedix Lynx, a secure, patent-pending medical communications product that makes use of the Internet to facilitate more cost-efficient patient care.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1955. The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections and/or future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company's Form 10KSB for 1997 that was filed with the Securities and Exchange Commission on March 30, 1998.